As filed with the Securities and Exchange Commission on January 20, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________
PERFORMANCE SPORTS GROUP LTD.
(Exact name of registrant as specified in its charter)
_____________________

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Domain Drive Exeter, NH	03833
(Address of principal executive offices)	(Zip Code)

Nonqualified Stock Option Award Agreement with Mark J. Vendetti
Restricted Stock Unit Award Agreement with Mark J. Vendetti

(Full title of the plan)
Bauer Hockey, Inc.
100 Domain Drive
Exeter, NH 03833
(Name and address of agent for service)

(603) 610-5802
(Telephone number, including area code, of agent for service)

_____________________

Copies to:

Mark J. Vendetti Michael J. Wall Performance Sports Group Ltd. 100 Domain Drive Exeter, NH 03833 Tel: 603-610-5802	Jonah Mann Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario, Canada M5L 1B9 Tel: 416-869-5506	Andrew J. Foley Angelo Bonvino Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Tel: 212-373-3078

___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares under: Nonqualified Stock Option Award Agreement	90,000
Restricted Stock Unit Award Agreement	30,000
TOTAL	120,000	$6.84	$820,800	$82.65

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Consists of common shares (“Common Shares”) issuable in respect of awards to be granted under Performance Sports Group Ltd.’s Nonqualified Stock Option Award Agreement and Restricted Stock Unit Award Agreement.

(3)	Estimated for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act, based on the average of the high and low prices of the Common Shares reported on the New York Stock Exchange on January 15, 2016, which was $6.84 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.	Plan Information
The documents containing information specified in Part I of Form S-8 will be sent or given to Mark J. Vendetti, the current Executive Vice President and Chief Financial Officer of Performance Sports Group Ltd. (the “Registrant”, “we” or “us”), who will receive awards under the Registrant’s Nonqualified Stock Option Award Agreement and Restricted Stock Unit Award Agreement, each to be dated as of January 20, 2016 (the “Agreements”), as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2.	Registrant Information and Employee Plan Annual Information
The Registrant will provide a written statement to Mark J. Vendetti advising him of the availability without charge, upon written or oral request, of the documents incorporated by reference into Item 3 of Part II of this Registration Statement, and that such documents are incorporated by reference in the Section 10(a) prospectus, as required by Item 2 of Part I of Form S-8.  The statement also shall indicate the availability without charge, upon written or oral request, of other documents required to be delivered to eligible participants pursuant to Rule 428(b).  Requests should be directed to: Performance Sports Group Ltd., 100 Domain Drive, Exeter, New Hampshire 03833, (603) 610-5802, Attention: Investor Relations.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.
We incorporate by reference the following documents previously filed by the Registrant under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC:
(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015, filed with the SEC on August 26, 2015;
(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since May 31, 2015; and
(c)	the description of the common shares set forth in the Registrant’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on June 17, 2014, and any amendment or report filed for the purpose of updating any such description.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed, such as Current Reports on Form 8-K furnishing information pursuant to Items 2.02 and 7.01, including any exhibits included with such information) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.	Description of Securities
Not applicable.
Item 5.	Interests of Named Experts and Counsel
Not applicable.
Item 6.	Indemnification of Directors and Officers.
The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).
Under Section 160(a) of the Act, and subject to Section 163 of the Act, the Registrant may indemnify an eligible party (as defined herein) against all eligible penalties (as defined herein) to which the eligible party is or may be liable.  An “eligible party” means an individual who:
—	is or was a director or officer of the Registrant,
—	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or
—	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of “eligible proceeding” and except in sections 163(1)(c) and (d) and 165 of the Act,  the heirs and personal or other legal representatives of that individual.  Section 160(b) of the Act permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding (as defined herein).

Under Section 159 of the Act, an “eligible penalty” is defined as a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.  An “eligible proceeding” means a proceeding (as defined herein) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.  A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.
Under Section 161 of the Act, and subject to Section 163 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.
Under Section 162 of the Act, and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.
Under Section 163(1) of the Act, the Registrant must not indemnify an eligible party under Section 160(a) of the Act, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:
—	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
—	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
—	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or
—	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.
Under Section 163(2) of the Act, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must neither indemnify the eligible party under Section 160(a) of the Act in respect of the proceeding, nor pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act in respect of the proceeding.
Under Section 164 of the Act, despite any other provision of Division 5—Indemnification of Directors and Officers and Payment of Expenses under the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under such Division, the Supreme Court of British Columbia, on application of the Registrant or an eligible party, may do one or more of the following:
—	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

—	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
—	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;
—	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164; or
—	make any other order the Court considers appropriate.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses.  As indicated above, this is subject to the overriding power of the Court under Section 164 of the Act.
Under Part 20 of the second amended and restated articles of Performance Sports Group Ltd. (the “Articles”), the Registrant must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in Part 20 of the Articles.
Subject to any restrictions in the Act, the Registrant may indemnify any person.
The failure of a director or officer of the Registrant to comply with the Act or the Articles (or any predecessor version thereof) does not invalidate any indemnity to which he or she is entitled under Part 20 of the Articles.
For the purposes of the Articles, an “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.  An “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director or former director or an officer or former officer of the Registrant (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Registrant, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.  “Expenses” has the meaning set out in the Act.  “Officer” means an officer appointed by the board of directors.
Under the Articles, the Registrant may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:
—	is or was a director, officer, employee or agent of the Registrant;
—	is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant;
—	at the request of the Registrant, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;
—	at the request of the Registrant, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.  The Registrant has entered into indemnification agreements with each of its directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits.
Item	Exhibit
4.1	Form of Nonqualified Stock Option Award Agreement between the Registrant and Mark J. Vendetti

4.2	Form of Restricted Stock Unit Award Agreement between the Registrant and Mark J. Vendetti

5.1	Opinion of Stikeman Elliott LLP, regarding the legality of the Common Shares.

23.1	Consent of KPMG LLP.

23.2	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages to this Registration Statement).

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exeter, New Hampshire, on January 20, 2016.

PERFORMANCE SPORTS GROUP LTD.

By:	/s/ Mark J. Vendetti
	Name:	Mark J. Vendetti
	Title:	Executive Vice President/Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints each of Kevin Davis, Amir Rosenthal and Michael Wall his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting to such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on the 20th day of January, 2016.

Signature	Capacity

/s/ Kevin Davis	Chief Executive Officer and Director
Kevin Davis	(Principal Executive Officer)

/s/ Mark Vendetti	Executive Vice President, Chief Financial Officer
Mark Vendetti	(Principal Financial & Accounting Officer)

/s/ Bernard McDonell	Director and Chair
Bernard McDonell

/s/ Karyn O. Barsa	Director
Karyn O. Barsa

/s/ Joan Dea	Director
Joan Dea

/s/ C. Michael Jacobi	Director
C. Michael Jacobi

/s/ Larry Lucchino	Director
Larry Lucchino

/s/ Matthew M. Mannelly	Director
Matthew M. Mannelly

/s/ Bob Nicholson	Director
Bob Nicholson

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Performance Sports Group Ltd. in the United States, in the City of Exeter, State of New Hampshire, on January 20, 2016.

BAUER HOCKEY, INC.

By:	/s/ Michael J. Wall
	Name:	Michael J. Wall
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Item	Exhibit
4.1	Form of Nonqualified Stock Option Award Agreement between the Registrant and Mark J. Vendetti

4.2	Form of Restricted Stock Unit Award Agreement between the Registrant and Mark J. Vendetti

5.1	Opinion of Stikeman Elliott LLP, regarding the legality of the Common Shares.

23.1	Consent of KPMG LLP.

23.2	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages to this Registration Statement).